FOR IMMEDIATE RELEASE

                                                      CONTACT: Michael Middleton
                                                               (240) 427-1030
                                                               mikemid@cbtc.com




                    TRI-COUNTY FINANCIAL CORPORATION DECLARES
                              A 3-FOR-2 STOCK SPLIT


WALDORF, MARYLAND, NOVEMBER 30, 2005--Tri-County Financial Corporation (OTCBB:
TCFC), the holding company for Community Bank of Tri-County, announced today that its Board of Directors declared a 3-for-2 stock split of its outstanding common stock, payable in the form of a 50% stock dividend. The stock split entitles each shareholder of record at the close of business on December 12, 2005 to receive one additional share for every two shares of common stock held on that date. Tri-County Financial will pay cash in lieu of issuing fractional shares based on the closing price on the record date, as adjusted for the split. The additional shares resulting from the split will be distributed by Tri-County Financial's transfer agent on or about December 29, 2005. Currently, Tri-County Financial has approximately 1,165,057 shares of common stock outstanding.

From December 12, 2005 through December 29, 2005, shares of Tri-County Financial will trade with due bills, which entitle those who buy the stock during this time to receive the 50% stock dividend.

Tri-County Financial Corporation is the bank holding company for Community Bank of Tri-County, which conducts business through its main office in Waldorf, Maryland, and eight branch offices in Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Lexington Park, Waldorf, and Prince Frederick, Maryland.

This report contains certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Corporation's market area, changes in policies by regulatory agencies, fluctuations in interest rates, loan demand in the Corporation's market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Corporation wishes to caution readers not to place undue reliance on any such forward-looking statements, which reflect management's analysis only as the date made. The Corporation does not undertake any obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of such statements.

                                       ###